Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contact:

Susan Richards
Sundog Technologies
801-501-7107
susan.richards@sundog.com


                   SUNDOG(R) BOARD OF DIRECTORS APPROVES NAME

                            CHANGE TO ARKONA(R) INC.

SALT LAKE CITY, UT--January 18, 2001--Sundog Technologies Inc. [OTC:SDTH], a leader in data distribution and business management solutions, today announced the Board of Directors has approved changing the name of the company to ARKONA Inc. The proposed name change is being submitted to shareholders at a February 22, 2001 special shareholders meeting. The company expects shareholder approval at that time. The stock symbol will remain "SDTH" until shareholder approval and the issuance of a new trading symbol by NASDAQ.

Sundog will begin doing business as ARKONA on Monday, January 22, 2001. The new name is the last step in completing the integration of Sundog and Ensign Information Systems into one company with a new corporate identity.

The name change and new corporate identity will serve as a launching point for the expanded AKONA to roll out new strategies that combine the core technologies of both former companies. For example, ARKONA will demonstrate new mobile computing solutions for the auto industry at the upcoming NADA conference in Las Vegas February 3rd, 4th and 5th.

"With the integration of the two companies complete, the growth potential for ARKONA is significant," said Alan Rudd, president and CEO, Sundog Technologies Inc. "Our expanded sales force is having tremendous success with the Ensign Dealer Management Suite having recently signed numerous sales contracts with large and small auto dealerships through out the US. The product demand is outpacing even our expectations." On the other side of the business, ARKONA is continuing to apply its core strengths in data extraction and distribution to take advantage of the broader mobile computing market.


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For more  information  on Sundog,  Ensign Dealer  Management  Suite or Universal
Update, go to www.sundog.com or call us at 866-478-6364 or 801-501-7100.

About Sundog

Founded in 1996, Sundog Technologies is a public company and a leader in enterprise data movement and management solutions. Sundog's Ensign Dealer Management Suite leads the market in technologically superior e-business solutions for automotive dealers that fully integrate back office solutions with a retail Web presence. In this market Sundog is one of the first premier Application Service Providers (ASP). Sundog is also the creator of the Universal Update(TM) product family that extracts, replicates and moves data into formats that can be easily used in enterprise mobile computing and document distribution. For more information visit the Sundog Web site at www.sundog.com.

                                       ##

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known or unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such factors include the risks that our shareholders will not approve the name change, that we will not be able to satisfy all existing orders for our Ensign Dealer Management Suite or that demand for such product will not continue to grow. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

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Sundog and  Universal  Update are  trademarks of Sundog  Technologies,  Inc. All other trademarks and registered trademarks are the property of their respective owners.